Exhibit T3A.6

ARTICLES OF INCORPORATION

OF

Fairfax Uno, Inc.

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.           The name of the corporation is:

Fairfax Uno, Inc.

2.	The number (and classes, if any) of shares the corporation is authorized to issue is (are):

Number of shares authorized	Classes(es)

100	Common

3.	A. The Corporation’s initial registered office address which is the business address of the initial registered agent is:

5511 Staples Mill Road, Richmond,	VA	23228
(number/street)	(city or town)	(ZIP code)

B.  The registered office is physically located in

the [    ] City or [  x  ] County of      Henrico      .

4.	A.	The name of the corporation’s initial registered agent is

EDWARD R. PARKER

B.	The initial registered agent is (mark appropriate box):

(1)	An individual who is a resident of Virginia and

[ ] an initial director of the corporation
[ x ] a member of the Virginia State Bar
OR
(2)	[ ] a professional corporation or professional limited liability company of attorneys registered under Section 54.1-3902, Code of Virginia

5.	The NAMES and ADDRESSED of the initial directors are:

Robert Brown, 100 Charles Park Rd., West Roxbury, MA 02132

Craig Miller, 100 Charles Park Rd., West Roxbury, MA 02132

Aaron Spencer, 100 Charles Park Rd., West Roxbury, MA 02132

6.	INCORPORATOR (S)

/s/ Erin O’Malley	Erin O’Malley
/s/ Patricia Canario	Patricia Canario
/s/ Nicole Johnson	Nicole Johnson
Signature(s)	Printed name(s)